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STATE OF SOUTH CAROLINA           )
                                  )             LEASE AGREEMENT WITH OPTIONS
COUNTY OF GREENWOOD               )


         THIS AGREEMENT under the terms and conditions hereinafter set forth is made by and between Robert C. Coleman, as Lessor (hereinafter referred to as LANDLORD), and Community Capital Corporation, a South Carolina corporation (hereinafter referred to as TENANT), as Lessee.
                                   WITNESSETH:
         That the Landlord has leased and by these presents does grant and demise unto Tenant property located at 1601 By-Pass 72 Northeast being the formerly Cellular One/Bell Atlantic Mobile building adjacent to Food Max and shown on plans and specifications prepared by Jim Steverson, A.I.A., which are attached hereto and incorporated herein by reference.
TERM AND RENTAL:
         TO HAVE AND TO HOLD, the same, with rights, privileges, easements and appurtenances "thereunto attaching and belonging to Tenant for the term of ten
(10) years beginning August 1, 1996, and ending on July 31, 2006.
         Tenant shall, during the term of this lease, pay to Landlord a base rental of $3500.00 per month for the first 60 months, with the rent to increase to $3850.00 per month (2% per year) beginning after the fifth year of the initial lease period. It is understood and agreed that the first payment shall be made on or before August l, 1996. For clarification purposes, it is understood and agreed that the 2% increase per year is not a compounding increase but merely a straight 2% of the original $3500.00 per month rental.


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TITLE AND ENJOYMENT:
         Landlord covenants that it has good title to the leased premises; that the premises are free and clear of all liens, encumbrances, and leases. Landlord further covenants that Tenant, on paying the rental herein provided, and in keeping, observing, and performing all the other terms, covenants, and agreements herein contained on the part of Tenant to be kept, observed, and performed, shall, during the term hereby granted, peaceable and quietly have, hold, and enjoy the said premises for the full term of ten years in this lease, subject to the terms, covenants and agreements hereof. In the event, during the term of this lease, Landlord's title shall fail or become clouded in such fashion that Landlord is unable to grant the term herein demised, then Tenant shall have to [sic] option to correct such condition or cloud, at Landlord's expense, or to cancel and void this Lease. USE OF PREMISES:
         Tenant covenants not to use its premises for any illegal purpose nor in such manner as to violate any applicable and valid law, rule or regulation of any governmental body, and to occupy and use its premises in a careful, safe and proper manner, and not permit waste thereon.
CONSTRUCTION:
         Landlord covenants and agrees to make improvements on the premises as per the aforesaid specs by James Steverson at Landlord's costs. In this connection, it is understood and agreed that Tenant shall be responsible for costs of providing furniture, fixtures and equipment, including, but not limited to, any safes, pneumatic tubes, teller windows or other banking related fixtures, equipment and the like. REPAIRS BY TENANT:
         Tenant covenants that during the lifetime of this lease it will maintain the building and premises, at its sole expense, in good order and repair. At the expiration, or any prior

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terminations, of this lease, Tenant will surrender the premises to Landlord in as good condition as received, except for ordinary wear and tear.
         Tenant, during the lease term, shall not make any alterations, additions, improvements, non-cosmetic changes or other material to the demised premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall be permitted to make minor alterations as defined below without Landlord's prior written consent. Minor alterations, as used herein, shall be defined as any alterations, improvements, etc., made to the demised premises (including the facade thereof) which do not affect the structure of the building, its systems or equipment. If Landlord approves any alterations, additions, improvements, etc., Landlord and Tenant shall mutually agree, in writing, at least 30 days prior to termination of this lease, of whether Tenant shall, upon termination of this lease, either (1) remove any such alterations or additions and repair any damage to the building or the demised premises occasioned by their installation or removal and restore the demised premises to substantially the same condition as existed prior to the time when any such alterations or additions were made, or (2) reimburse Landlord for the cost of removing such alterations or additions and the restoration of the demised premises. Unless the Landlord requests removal of any of the alterations, additions, improvements, etc., said work shall become and be the property of the Landlord.
         It is understood and agreed that Landlord will maintain the parking facility and the exterior of the building, including, but not limited to, service lines into the building, exterior walls, roof, all structural repairs to the building, heating, ventilating and air conditioning equipment. Tenant shall maintain, repair, and replace, as necessary, the plumbing, lighting, fixtures and other electrical and mechanical equipment, glass breakage and make all other repairs or replacements as necessary. Tenant shall be responsible for service and maintenance on the

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heating and air conditioning not to exceed $100.00 and shall change the filters of same on a regular basis.
ASSIGNMENT AND SUBLETTING:
         Tenant may transfer and assign this Lease or sublet the premises only upon prior consent of the Landlord.
TAXES AND OTHER LIENS:
         Tenant covenants and agrees to pay its pro rata share of common area and ad valorem property taxes and special assessments of the state, city and county governments which may be made against the leased premises. In this connection, the Tenant agrees to pay a pro rata share of the taxes on the basis of square footage of the demised premises as compared to the entire square footage within the shopping center. In the event Tenant fails to pay any taxes or assessments by it hereunder or keep the leased premises free and clear from any and all liens and claims of Tenant's creditors, except as hereinabove noted, which interfere with Landlord's ownership, Landlord may, but shall not be required to pay said taxes or other assessments or discharge said liens and add the cost to the rental provided hereunder.
INSURANCE:
         Landlord agrees to maintain hazard insurance on the building itself and Tenant agrees to maintain contents coverage thereon.
         Tenant also agrees to maintain liability coverage on said premises and shall hold Landlord harmless and indemnify Landlord for any accidents or damages occurring to persons or property arising on said premises. The amounts of coverage shall be with such companies and in such amounts as is mutually agreed between Landlord and Tenant.

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UTILITY BILLS:
         Tenant shall pay all public utility charges made against its leased premises for water, sewer, gas, oil and electricity during the continuance of this lease, as the same shall become due.
INDEMNITY:
         Tenant agrees to hold Landlord harmless from and against any and all claims which may arise from, on, in, or about leased premises when such claims arise out of or are caused in whole or in part by a defective, dangerous, or unsafe condition of leased premises, equipment, fixtures, or appurtenances required to be maintained in good repair by Tenant. Tenant further agrees to hold Landlord harmless from any and all claims which may arise from, on, in, or about leased premises when such claims arise out of, or are caused by, Tenants negligence, or failure to perform its obligations hereunder. REMEDIES OF LANDLORD IN EVENT OF DEFAULT BY TENANT:
         In the event Tenant shall default in the payment of any rental herein provided for and such default shall continue for 30 days after Landlord shall have notified Tenant in writing of the existence of such default, or, if Tenant shall default in the performance of any of the other covenants, promises, or agreements herein set forth and contained for Tenant to keep and perform, and such default shall continue for 30 days after Landlord shall have notified Tenant in writing of the existence of such default, then Landlord may forthwith reenter the premises and repossess itself thereof, it being fully understood and agreed that any amounts paid in by Tenant to Landlord shall be forfeited to the Landlord as liquidated damages. No termination of this lease prior to the normal expiation [sic] shall affect Landlord's right to collect rent for the entire ten year lease term as discounted by normal actuarial discounting methods. If not mutually agreed upon then each party may select an arbitrator who shall select a third arbitrator which decision shall be binding.

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OPTION TO RENEW:
         For and in consideration of the premises and the covenants herein contained, Tenant shall have the right at any time during the term of this lease to renew the lease for four additional five year periods, the lease amount to be the original $3500.00 per month amount plus the non-compounded 2% incremental increases. In other words, for example, the first option period shall be in the amount of $4235.00 per month, during the second option period rent shall be in the amount of $4658.50 per month, the third option period rent shall be $5124.35 per month, and the fourth option period rent shall be $5636.79 per month. With the exception of the rental, all of the other terms and conditions applicable to the original primary term shall remain the same.
         With respect to the monthly charge for rent during the option periods, if Landlord or Tenant feels that the rent amount should be reviewed, then one appraiser shall be named by Landlord and one appraiser shall be named by Tenant. The two named appraisers shall name a third appraiser to review the monthly rent and decide on an appropriate amount of rent adjustment which shall be binding on the parties hereto. If the review/appraisal process is utilized, it is agreed by the parties that any adjustment to the monthly rent shall be no lower than the greater of $3850.00 or the rent charged during the previous years monthly rent.
         In the event of breach of this lease contract, the Landlord shall have the right to cause all rent due or to become due during the term or any extension thereof previously agreed to by the parties, to be and become immediately due and payable. NOTICES, PARTIES AND NON-WAIVERS:
         All notices required or permitted by the terms of this lease Agreement shall be sent by mail to the Tenant at Montague Avenue, Greenwood, S. C. or to the Landlord at P. O. Box 701, Greenwood, S.C. or at such other address as may be designated by the parties.

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         All covenants, conditions, agreements and undertakings herein contained shall extend to and be binding upon the parties, their respective heirs, administrators, executors, successors and assigns. No delay or omission by either party hereto to exercise any right or power accruing upon non-compliance, default or breach of covenants by the other party shall be construed as a waiver of such power or right or impair the right of such party to exercise any power, right or accruing on account of any subsequent non-compliance, default, nor the breach of the same covenant or any other covenant contained in this agreement.
         IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals this 11th day of June, 1996.

WITNESS:  (AS TO LANDLORD)
  /s/ LEE LEE MOTSINGER                   /s/ ROBERT C. COLEMAN
                                         ROBERT C. COLEMAN

  /s/ HEIDI AYERS


WITNESS:  (AS TO TENANT)                 COMMUNITY CAPITAL
                                         CORPORATION

  /s/ LEE LEE MOTSINGER                  BY:  /s/ JAMES H. STARK


  /s/ HEIDI AYERS                        Its:  Chief Financial Officer



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STATE OF SOUTH CAROLINA           )
                                  )
                                  )                        PROBATE
COUNTY OF GREENWOOD               )


         PERSONALLY appeared before me the undersigned witness who, being first duly sworn, says that (s)he saw the within-named Robert C. Coleman sign, seal, and as his act and deed deliver the within written document and that (s)he with the other witness above, witnessed the execution thereof.


                                                          /s/  LEE LEE MOTSINGER
                                                         witness


SWORN to before me this 11th day of June, 1996.
 /s/ LESLIE C. STEVENSON
NOTARY PUBLIC FOR SOUTH CAROLINA
My Commission Expires:  5/28/02





STATE OF SOUTH CAROLINA              )
                                     )
                                     )                        PROBATE
COUNTY OF GREENWOOD                  )

         PERSONALLY appeared before me the undersigned witness who, being first duly sworn, says that (s)he saw the within-named Community Capital Corporation, by James H. Stark, Chief Financial Officer, sign, seal, and as his act and deed deliver the within written document and that (s)he with the other witness above, witnessed the execution thereof.


                                                         /s/  LEE LEE MOTSINGER
                                                         witness


SWORN to before me this 11th day of June, 1996.
  /s/ LESLIE C. STEVENSON
NOTARY PUBLIC FOR SOUTH CAROLINA
My Commission Expires:  5/28/02



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